UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Leonard  Tow
   Three High Ridge Park
   CT, Stamford 06905
2. Issuer Name and Ticker or Trading Symbol
   Citizens Communications Company (CZN)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/21/2003
5. If Amendment, Date of Original (Month/Year)
   2/21/2003
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |2/21/ |A   | |250000            |A  |           |2808601            |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1821               |D     |IRA                        |
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Common Stock               |      |    | |                  |   |           |213                |D     |Joint w/Spouse             |
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Common Stock               |      |    | |                  |   |           |18587              |I     |401(k)                     |
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Common Stock               |      |    | |                  |   |           |5394022            |I     |LLC 1                      |
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Common Stock               |      |    | |                  |   |           |1586               |I     |Spousal IRA 2              |
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Common Stock               |      |    | |                  |   |           |2806               |I     |Spouse 2                   |
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Common Stock               |      |    | |                  |   |           |32369              |I     |Spouse as Custodian 3      |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Shares held directly by Lantern Investment Company LLC. Reporting Person is the sole member.
2. Securities held directly by spouse. Reporting Person disclaims any beneficial ownership of securities and any direct or indirect control or voting power over the securities.
3. Reporting Person's spouse is custodian for her minor grandchild.